UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 5, 2013

FRIENDFINDER NETWORKS INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-34622	13-3750988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Broken Sound Parkway, Suite 200
Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	561-912-7000

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

The information set forth below in Item 8.01, Other Events, is incorporated by reference herein.

Item 2.04.     Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth below in Item 8.01, Other Events, is incorporated by reference herein.

Item 8.01.     Other Events.

On November 5, 2012, February 4, 2013, May 5, 2013 and August 5, 2013, FriendFinder Networks Inc. (the "Company") and Interactive Network, Inc. ("INI" and collectively with the Company, the "Issuers"), based upon excess cash flow of the Issuers and their subsidiaries for the quarterly periods ended September 30, 2012, December 31, 2012, March 31, 2013 and June 30, 2013, respectively, were obligated, under the terms of the Indenture, dated as of October 27, 2010, relating to the Issuers' 14% Senior Secured Notes due 2013 (the "14% Senior Notes"), and the Indenture, dated as of October 27, 2010, relating to the Cash Pay Secured Notes due 2013 (the "Cash Pay Notes" and collectively with the 14% Senior Notes, the "Notes"), to prepay a portion of the Notes, plus any accrued and unpaid interest thereon. The failure of the Issuers to make the excess cash flow payments within 10 calendar days of the date when they were due, as set forth above, would constitute an event of default under the terms of the Indentures.

In order to address this potential event of default as well as to allow the Company to retain maximum liquidity and financial flexibility and to more effectively approach the capital markets, commencing on August 5, 2013, the Issuers received forbearance agreements (collectively, the "Forbearance Agreements") from 93% of the unaffiliated holders of each of the 14% Senior Notes. In addition, the Issuers received Forbearance Agreements from the holders of 100% of the Cash Pay Notes, all of such Cash Pay Notes are held by affiliates. Under the terms of the Forbearance Agreements, the forbearing holders of the 14% Senior Notes and the Cash Pay Notes have agreed not to take any remedial action and to refrain from directing the trustee, U.S. Bank National Association (the "Trustee"), to exercise certain remedies on their behalf, with respect to each of the 14% Senior Notes and the Cash Pay Notes as a result of the excess cash flow prepayment defaults and financial covenant defaults. The forbearance period runs from August 5, 2013 and ends automatically and immediately upon the occurrence of any of the following events: (a) August 31, 2013 (unless such date is extended by the written agreement of the Issuers and forbearing holders holding each of the 14% Senior Notes and the Cash Pay Notes evidencing more than seventy percent (70%) of the aggregate outstanding principal then owing to forbearing holders); (b) the failure of the Issuers, the guarantors of each of the 14% Senior Notes and holders of at least a majority in outstanding principal amount of each of the 14% Senior Notes and the Cash Pay Notes to have entered into a transaction support agreement, with respect to a refinancing, that is satisfactory to the forbearing holders, on or before August 15, 2013 (unless such date is extended by the written agreement of the Issuers and forbearing holders holding each of the 14% Senior Notes and the Cash Pay Notes evidencing more than seventy percent (70%) of the aggregate outstanding principal then owing to forbearing holders); (c) the occurrence or existence of any default or event of default other than the excess cash flow prepayment defaults or financial covenant defaults; (d) any representation, warranty, certification or other statement made by any Issuer or guarantor in the Forbearance Agreements or in any certificate given by or on behalf of any Issuer or guarantor pursuant hereto or in connection herewith shall be untrue, incorrect or incomplete in any material respect on the date as of which made; or (e) any of the Issuers shall initiate, against a forbearing holder, any judicial, administrative or arbitration proceeding relating to the Forbearance Agreements, the Indentures or the other note documents, unless that forbearing holder is not in compliance with the terms thereof.

The foregoing summary of the Forbearance Agreements is qualified in its entirety by reference to the Forms of Forbearance Agreement relating to each of the 14% Senior Notes and the Cash Pay Notes, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 to the Current Report on Form 8-K, and are incorporated herein by reference.

Also, on August 5, 2013, the Company received notice from the Trustee, pursuant to Section 6.1 of the Indenture relating to the 14% Senior Notes, declaring all the 14% Senior Notes in the aggregate principal amount of $213 million, plus accrued and unpaid interest to date, to be due and payable. On August 7, 2013, the Company received notice from the Trustee, pursuant to Section 6.1 of the Indenture relating to the Cash Pay Notes, declaring all the Cash Pay Notes in the aggregate principal amount of $9.6 million, plus accrued and unpaid interest to date, to be due and payable. Such notices are subject to the terms of the Forbearance Agreements.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Forbearance Agreement entered into between FriendFinder Networks Inc., Interactive Network, Inc. and certain holders of the 14% Senior Secured Notes due 2013 (August 2013).
10.2	Form of Forbearance Agreement entered into between FriendFinder Networks Inc., Interactive Network, Inc. and certain holders of the Cash Pay Secured Notes due 2013 (August 2013).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 9, 2013

FRIENDFINDER NETWORKS INC.

By:	/s/ Ezra Shashoua
Name: Ezra Shashoua
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Form of Forbearance Agreement entered into between FriendFinder Networks Inc., Interactive Network Inc. and certain holders of the 14% Senior Secured Notes due 2013 (August 2013).
10.2	Form of Forbearance Agreement entered into between FriendFinder Networks Inc., Interactive Network Inc. and certain holders of the Cash Pay Secured Notes due 2013 (August 2013).